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Exhibit (d)(19)

EXECUTION COPY

SECURITY AGREEMENT

        SECURITY AGREEMENT dated as of October 29, 2009 between SINCLAIR TELEVISION GROUP, INC., a corporation duly organized and validly existing under the laws of the State of Maryland (the "Company"); SINCLAIR BROADCAST GROUP, INC., a corporation duly organized and validly existing under the laws of the State of Maryland (the "Holding Company"); each of the Subsidiaries of the Company and the Holding Company identified under the caption "SUBSIDIARY GUARANTORS" on the signature pages hereof (individually, a "Subsidiary Guarantor" and, collectively, the "Subsidiary Guarantors" and, together with the Company and the Holding Company, the "Obligors"); and U.S. BANK National Association, as collateral agent (in such capacity, together with its successors in such capacity, the "Collateral Agent") for the Secured Parties referred to below.

        WHEREAS, pursuant to the Indenture dated as of October 29, 2009 (as it may be amended, modified or supplemented from time to time, the "Indenture"), the Company has issued its 9.25% Senior Secured Second Lien Notes due 2017 (the "Notes"); and

        WHEREAS, to induce the holders of the Notes to purchase the Notes, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Obligor has agreed to pledge and grant a security interest in the Collateral (as hereinafter defined) as security for the Secured Obligations (as so defined), on the terms set forth herein.

        NOW, THEREFORE, the Obligors and the Collateral Agent, on behalf of the Secured Parties hereto agree as follows:

        Section 1.    Definitions, Etc.

        1.01    Terms Generally.    Terms used herein and not otherwise defined herein are used herein as defined in the Indenture.

        1.02    Certain Uniform Commercial Code Terms.    As used herein, the terms "Accession", "Account", "As-Extracted Collateral", "Chattel Paper", "Commodity Account", "Commercial Tort Claims", "Commodity Contract", "Deposit Account", "Document", "Electronic Chattel Paper", "Equipment", "Fixture", "General Intangible", "Goods", "Instrument", "Inventory", "Investment Property", "Letter-of-Credit Right", "Payment Intangible", "Proceeds", "Promissory Note" and "Software" have the respective meanings set forth in Article 9 of the NYUCC, and the terms "Entitlement Holder", "Financial Asset", "Securities Account" and "Security Entitlement" have the respective meanings set forth in Article 8 of the NYUCC.

        1.03    Additional Definitions.    In addition, as used herein:

          "Bank Credit Agreement Agent" means JPMorgan Chase Bank, N.A., as agent under the Bank Credit Agreement (or any successor or assign in such capacity)

          "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation).

          "Collateral" has the meaning assigned to such term in Section 3.

          "Collateral Account" has the meaning assigned to such term in Section 4.01(a).

          "Communications Laws" means the Communications Act of 1934, as amended, and the rules, regulations, published orders and published and promulgated policy statements of the FCC, all as may be amended from time to time.

          "Company Obligations" means any principal, interest, penalties, fees, premiums (if any), indemnifications, reimbursements, guarantees and other liabilities payable under the Notes, the Indenture and the Security Documents, in each case, whether now or hereafter existing, renewed or restructured, whether or not from time to time decreased or extinguished and later increased, created or incurred, whether or not arising on or after the commencement of a proceeding under Title 11, U.S. Code or any similar federal or state law for the relief of debtors (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

          "Copyright Collateral" means all Copyrights, whether now owned or hereafter acquired by any Obligor, including each Copyright identified in Annex 5.

          "Copyrights" means all copyrights, copyright registrations and applications for copyright registrations, including all renewals and extensions thereof, all rights to recover for past, present or future infringements thereof and all other rights whatsoever accruing thereunder or pertaining thereto.

          "Excluded Holding Company Subsidiary" means, at any time, any directly owned Subsidiary of the Holding Company (other than the Company and the Designated SBG Subsidiaries) that (a) has both (i) assets of less than $500,000 (on a consolidated basis for such Subsidiary and its Subsidiaries) as of the end of the most recently completed fiscal quarter for which financial statements of the Holding Company are available and (ii) revenues of less than $2,000,000 (on a consolidated basis for such Subsidiaries and its Subsidiaries) for the most recently completed four fiscal quarter period for which such financial statements are available or (b) as of the date hereof, is in the process of being liquidated, dissolved or otherwise wound down or is subject to a bankruptcy or similar proceeding (or is expected to be liquidated, dissolved or wound down or to become subject to such a proceeding within three months thereafter) (and, in each case (other than any such Subsidiaries existing as of the date hereof), as to which the Company has notified the Collateral Agent in writing, designating such Subsidiary as an Excluded Holding Company Subsidiary hereunder); provided that at no time shall the total assets or total revenues (calculated as provided above) of all such Subsidiaries that are Excluded Holding Company Subsidiaries exceed $3,000,000. As of the date hereof, the Excluded Holding Company Subsidiaries are identified on Annex 12.

          "FCC" means the Federal Communications Commission of the United States or any Governmental Authority succeeding to the functions of such commission in whole or in part.

          "FCC Licenses" means any license, permit, approval or other authorization granted or issued by the FCC and owned or held by the Company or any of its Subsidiaries.

          "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

          "Governmental Authorization" means all approvals, authorizations, licenses, franchises, filings, notices, registrations, consents, permits, certificates, exemptions, registrations, qualifications, designations, declarations, or other actions or undertakings now or hereafter made by, to or in respect of any Governmental Authority to or in respect of any Obligor in connection with its business or properties, and shall include all FCC Licenses.

          "Guarantor Obligations" means all obligations and liabilities of the Holding Company and each Subsidiary Guarantor which may arise under, out of, or in connection with this Security Agreement, and the guarantee by the Holding Company and each Subsidiary Guarantor of the Notes, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Collateral Agent or any Secured Party that are required to be paid by the Holding Company or such Subsidiary Guarantor pursuant to the terms of any of the foregoing agreements).

          "Initial Pledged Debt" means the indebtedness (including Promissory Notes) held by any Obligor on the date hereof and identified in Annex 4.

          "Initial Pledged Equity" means the Capital Stock of each Issuer beneficially owned by any Obligor on the date hereof and identified in Annex 3.

          "Intellectual Property" means, collectively, all Copyright Collateral, all Patent Collateral and all Trademark Collateral, together with (a) all inventions, processes, production methods, proprietary information, know-how and trade secrets; (b) all licenses or user or other agreements granted to any Obligor with respect to any of the foregoing, in each case whether now or hereafter owned or used including the licenses or other agreements with respect to the Copyright Collateral, the Patent Collateral or the Trademark Collateral, listed in Annex 10; (c) all information, customer lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, recorded knowledge, surveys, engineering reports, test reports, manuals, materials standards, processing standards, performance standards, catalogs, computer and automatic machinery software and programs; (d) all field repair data, sales data and other information relating to sales or service of products now or hereafter manufactured; (e) all accounting information and all media in which or on which any information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data; (f) all licenses, consents, permits, variances, certifications and approvals of governmental agencies now or hereafter held by any Obligor; and (g) all causes of action, claims and warranties now or hereafter owned or acquired by any Obligor in respect of any of the items listed above.

          "Issuers" means, collectively, without duplication, (a) the Company, (b) the respective Persons identified on Annex 3 under the caption "Issuer", (c) each other Person that shall at any time be a direct or indirect Subsidiary of the Company (other than any such Subsidiary excluded from the pledges hereunder pursuant to Section 6.09(a) of the Indenture), (d) each issuer of any Capital Stock hereafter owned by any Obligor (other than the Holding Company) and (e) each Pledged Holding Company Subsidiary.

          "Motor Vehicles" means motor vehicles, tractors, trailers and other like property, if the title thereto is governed by a certificate of title or ownership.

          "NYUCC" means the Uniform Commercial Code as in effect from time to time in the State of New York.

          "Obligors" has the meaning assigned to such term in the preamble of this Agreement.

          "Patent Collateral" means all Patents, whether now owned or hereafter acquired by any Obligor, including each Patent identified in Annex 6, and all income, royalties, damages and payments now or hereafter due and/or payable under or with respect thereto.

          "Patents" means all patents and patent applications, including the inventions and improvements described and claimed therein together with the reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, all income, royalties, damages and payments now or hereafter due and/or payable with respect thereto, all damages and payments for past or future infringements thereof and rights to sue therefor, and all rights corresponding thereto throughout the world.

          "Pledged Debt" means, collectively, (a) the Initial Pledged Debt and (b) all other indebtedness from time to time owed to any Obligor, including the instruments, if any, evidencing such indebtedness, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness.

          "Pledged Equity" means, collectively, (a) the Initial Pledged Equity, (b) all other Capital Stock of any Issuer now or hereafter owned by any Obligor and (c) all Capital Stock of any Pledged Holding Company Subsidiary now or hereafter owned by the Holding Company, together in each case with (i) all certificates representing the same, (ii) all shares, securities, moneys or other property representing a dividend on or a distribution or return of capital on or in respect of the Pledged Equity, or resulting from a split-up, revision, reclassification or other like change of the Pledged Equity or otherwise received in exchange therefor, and any warrants, rights or options issued to the holders of, or otherwise in respect of, the Pledged Equity, and (iii) without prejudice to any provision of the Indenture prohibiting any merger or consolidation by an Company, all Capital Stock of any successor entity of any such merger or consolidation.

          "Pledged Holding Company Subsidiaries" means (a) each directly owned Subsidiary of the Holding Company on the date hereof and identified in Annex 11, (b) each directly owned Subsidiary of the Holding Company formed or acquired after the date hereof (other than any Excluded Holding Company Subsidiary), unless, at the time of such formation or acquisition, the pledge of the Capital Stock of such Subsidiary hereunder would violate applicable law or a contractual obligation binding on the Holding Company or such Subsidiary (provided that (i) if any such Subsidiary or any directly owned Subsidiary of the Holding Company existing on the date hereof that is an Excluded Holding Company Subsidiary shall cease to be an Excluded Holding Company Subsidiary or (ii) if such pledge shall cease to violate such law or obligation at any time thereafter, such Subsidiary shall automatically constitute a "Pledged Holding Company Subsidiary" for purposes hereof, and the Holding Company shall comply with all provisions hereof and the Indenture with respect thereto); and (c) each Subsidiary of the Holding Company at any time designated as a Designated SBG Subsidiary pursuant to the Indenture (other than any such Designated SBG Subsidiary the Capital Stock of which is not required to be pledged hereunder pursuant to the Indenture) and each Subsidiary of such Subsidiary, so long as such Subsidiary shall be a Designated SBG Subsidiary for purposes of the Indenture.

          "Secured Obligations" means the Company Obligations and the Guarantor Obligations.

          "Secured Parties" means the Collateral Agent, the Trustee and the Holders.

          "Tender Offer Collateral Account" has the meaning assigned to such term in Section 4.01(b).

          "Trademark Collateral" means all Trademarks, whether now owned or hereafter acquired by any Obligor, including each Trademark identified in Annex 7, together, in each case, with the product lines and goodwill of the business connected with the use of, and symbolized by, each such trade name, trademark and service mark. Notwithstanding the foregoing, the Trademark Collateral does not and shall not include any Trademark that would be rendered invalid, abandoned, void or unenforceable by reason of its being included as part of the Trademark Collateral.

          "Trademarks" means all trade names, trademarks and service marks, logos, trademark and service mark registrations, and applications for trademark and service mark registrations, including all renewals of trademark and service mark registrations, all rights to recover for all past, present and future infringements thereof and all rights to sue therefor, and all rights corresponding thereto throughout the world.

          "UCC" means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, Collateral Agent's or any Secured Party's Lien on any Collateral.

        Section 2.    Representations and Warranties.    Each Obligor represents and warrants to the Collateral Agent and the other Secured Parties that:

        2.01    Title.    Such Obligor is the sole beneficial owner of the Collateral in which it purports to grant a security interest pursuant to Section 3 and no Lien exists upon the Collateral (and no right or option to acquire the same exists in favor of any other Person) other than (a) the security interest created or provided for herein, which security interest constitutes a valid perfected Lien on the Collateral having the priority provided for in the Intercreditor Agreement, and (b) the Liens permitted under Section 1011 of the Indenture.

        2.02    Names, Etc.    The full and correct legal name, type of organization, jurisdiction of organization, organizational ID number (if applicable) and mailing address of each Obligor as of the date hereof are correctly set forth in Annex 1.

        2.03    Changes in Circumstances.    Such Obligor has not (a) within the period of four months prior to the date hereof, changed its location (as defined in Section 9-307 of the NYUCC), (b) except as specified in Annex 1, heretofore changed its name within the past five years, or (c) except as specified in Annex 2, heretofore become a "new debtor" (as defined in Section 9-102(a)(56) of the NYUCC) with respect to a currently effective security agreement previously entered into by any other Person.

        2.04    Pledged Equity.    The Initial Pledged Equity constitute 100% of the issued and outstanding Capital Stock of each Issuer beneficially owned by such Obligor on the date hereof, in each case whether or not registered in the name of such Obligor. Annex 3 correctly identifies, as at the date hereof, the respective Issuers of the Initial Pledged Equity and (in the case of any corporate Issuer) the respective class and par value thereof and the respective number of shares or interests thereof (and registered owner thereof) represented by each such certificate. The Initial Pledged Equity is, and all other Pledged Equity in which such Obligor shall hereafter grant a security interest pursuant to Section 3 will be, (i) duly authorized, validly existing, fully paid and non-assessable (in the case of any Capital Stock issued by a corporation) and (ii) duly issued and outstanding (in the case of any Capital Stock in any other entity), and none of such Pledged Equity are or will be subject to any contractual restriction, or any restriction under the charter, by-laws, partnership agreement or other organizational instrument of the respective issuer thereof, upon the transfer of such Pledged Equity (except for any such restriction contained herein or in the Indenture).

        2.05    Pledged Debt.    Annex 4 sets forth a complete and correct list of all Pledged Debt held by any Obligor on the date hereof.

        2.06    Intellectual Property.    Annexes 5, 6 and 7, respectively, set forth under the name of such Obligor a complete and correct list of all copyright registrations, patents, patent applications, trademark registrations and trademark applications owned by such Obligor on the date hereof (or, in the case of any supplement to said Annexes 5, 6 and 7, effecting a pledge thereof, as of the date of such supplement). Except pursuant to licenses and other user agreements entered into by such Obligor in the ordinary course of business that are listed in said Annexes 5, 6 and 7 (including as supplemented by any supplement effecting a pledge thereof), such Obligor has done nothing to authorize or enable any other Person to use any Copyright, Patent or Trademark listed in said Annexes 5, 6 and 7 (as so supplemented), and all registrations listed in said Annexes 5, 6 and 7 (as so supplemented) are, except as noted therein, in full force and effect. To such Obligor's knowledge, (i) except as set forth in said Annexes 5, 6 and 7 (as supplemented by any supplement effecting a pledge thereof), there is no violation by others of any right of such Obligor with respect to any Copyright, Patent or Trademark listed in said Annexes 5, 6 and 7 (as so supplemented), respectively, and (ii) such Obligor is not infringing in any respect upon any Copyright, Patent or Trademark of any other Person; and no proceedings alleging such infringement have been instituted or are pending against such Obligor and no written claim against such Obligor has been received by such Obligor, alleging any such violation, except as may be set forth in said Annexes 5, 6 and 7 (as so supplemented). Such Obligor does not own any Trademarks registered in the United States of America to which the last sentence of the definition of Trademark Collateral applies.

        2.07    Deposit Accounts.    Annex 8 (Part A) sets forth a complete and correct list of all Deposit Accounts of the Obligors on the date hereof.

        2.08    Securities Accounts.    Annex 8 (Part B) sets forth a complete and correct list of all Securities Accounts of the Obligors on the date hereof.

        2.09    Commodity Accounts.    Annex 8 (Part C) sets forth a complete and correct list of all Commodity Accounts of the Obligors on the date hereof.

        2.10    Commercial Tort Claims.    Annex 9 sets forth a complete and correct list of all Commercial Tort Claims of the Obligors in existence on the date hereof.

        2.11    Fair Labor Standards Act.    Any goods now or hereafter produced by such Obligor or any of its Subsidiaries included in the Collateral have been and will be produced in compliance with the requirements of the Fair Labor Standards Act, as amended.

        Section 3.    The Collateral.    As collateral security for the payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, each Obligor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties as hereinafter provided a security interest (and confirms such pledge and grant of security interests to the extent heretofore provided in the Existing Security Agreement) in all of such Obligor's right, title and interest in, to and under the following property, in each case whether tangible or intangible, wherever located, and whether now owned by such Obligor or hereafter acquired and whether now existing or hereafter coming into existence (provided that, in the case of the Holding Company, such pledge and grant shall cover only its right, title and interest to and under the property referred to in clauses (y) and (to the extent applicable) (aa) below) (all of the property described in this Section 3 being collectively referred to herein as "Collateral"):

          (a)   all Accounts:

          (b)   all As-Extracted Collateral;

          (c)   all Chattel Paper;

          (d)   the Collateral Account, the balance from time to time therein and any investments thereof;

          (e)   all Deposit Accounts;

          (f)    all Documents;

          (g)   all Equipment;

          (h)   all Fixtures;

          (i)    subject to clause (u) below, all General Intangibles;

          (j)    all Goods not covered by the other clauses of this Section 3;

          (k)   the Pledged Equity, and, in the case of any Issuer organized as a limited liability company, partnership or similar entity, the limited liability company agreement, operating agreement, partnership agreement or other ownership agreements of or relating to such Issuer (including all of the right, title and interest as a member to participate in the operation or management of any such Issuer and all of its ownership interests under any such agreement), and all present and future rights of such Obligor to (i) receive payment of money, any other property or assets in connection with its ownership interests and its rights under any such agreements, (ii) any claim which such Obligor now has or may in the future acquire against any such Issuer and its property or arising out of or for breach of or default under any such agreement or otherwise relating to the property of any such Issuer and (iii) terminate, amend, supplement, modify or waive performance under any such agreement, to perform thereunder and to compel performance and to otherwise exercise all remedies thereunder;

          (l)    all Instruments, including all Promissory Notes (including all Pledged Debt);

          (m)  all Intellectual Property;

          (n)   all Inventory;

          (o)   all Investment Property not covered by other clauses of this Section 3, including all Securities, all Securities Accounts and all Security Entitlements with respect thereto and Financial Assets carried therein, and all Commodity Accounts and Commodity Contracts;

          (p)   all Letter-of-Credit Rights;

          (q)   all Commercial Tort Claims arising out of the events described in Annex 9;

          (r)   all Payment Intangibles, Software and all other General Intangibles whatsoever not covered by the other clauses of this Section 3;

          (s)   all rights (including the right to the payment of money) of such Obligor (A) under or relating to any local marketing agreement, time brokerage agreement, joint sales agreement, shared services agreement, program services agreement or other similar agreement providing for (i) such Obligor to program or sell advertising time on all or a portion of the broadcasting time of any television or radio station or (ii) any person other than such Obligor to program or sell advertising time on all or any portion of the broadcast time of any television or radio station, (B) under or relating to any outsourcing agreement, servicing agreement or other similar agreement providing for such Obligor to deliver or receive non-programming related management and/or consulting services of any television or radio station, and (C) in respect of the sale, barter or exchange by any Obligor of (i) advertising or programming time or services or (ii) management or consulting services;

          (t)    to the maximum extent such rights are assignable without violating the respective terms thereof, all rights of such Obligor under and relating to all present and future options pursuant to which such Obligor has the right to acquire any Governmental Authorizations to construct, own, operate or promote any television or radio broadcasting station (or any person or entity holding such Governmental Authorizations);

          (u)   all rights of such Obligor under or relating to any FCC Licenses, including the proceeds of any FCC Licenses and the general intangible right to receive money, proceeds or other consideration upon the sale, assignment, transfer, transfer of control or other disposition of any FCC Licenses, provided that such security interest does not include at any time any FCC Licenses to the extent (but only to the extent) that at such time the Collateral Agent may not validly possess a security interest therein pursuant to the Communications Act, but such security interest does include, to the maximum extent permitted by law, all rights incident or appurtenant to the FCC Licenses and the right to receive all proceeds derived from or in connection with the sale, assignment, transfer, transfer of control or other disposition of the FCC Licenses;

          (v)   all rights of such Obligor under or relating to any other Governmental Authorizations, including the proceeds of any such other Governmental Authorization and the general intangible right to receive money, proceeds or other consideration upon the sale, assignment, transfer, transfer of control or other disposition thereof;

          (w)  all proceeds of insurance in effect with respect to any real estate, or with respect to improvements or fixtures thereon, any and all awards made for the taking by eminent domain, or by any proceedings or purchase in lieu thereof, of any real estate, or any improvements or fixtures thereon, including any awards resulting from any damage to any real estate, improvements or fixtures for which compensation shall be given by any Governmental Authority;

          (x)   to the extent not covered in clauses (a) through (v) above, all other tangible and intangible personal property whatsoever of such Obligor;

          (y)   in the case of the Holding Company only, all Pledged Equity in respect of the Capital Stock of each of the Company and the Pledged Holding Company Subsidiaries, and, in the case of any Issuer organized as a limited liability company, partnership or similar entity, the limited liability company agreement, operating agreement, partnership agreement or other ownership agreements of or relating to such Issuer (including all of the right, title and interest as a member to participate in the operation or management of any such Issuer and all of its ownership interests under any such agreement), and all present and future rights of the Holding Company to (i) receive payment of money, any other property or assets in connection with its ownership interests and its rights under any such agreements, (ii) any claim which the Holding Company now has or may in the future acquire against any such Issuer and its property or arising out of or for breach of or default under any such agreement or otherwise relating to the property of any such Issuer and (iii) terminate, amend, supplement, modify or waive performance under any such agreement, to perform thereunder and to compel performance and to otherwise exercise all remedies thereunder;

          (z)   the Tender Offer Collateral Account, the balance from time to time therein and any investments thereof; and

          (aa) all Proceeds (including proceeds of any FCC Licenses) of, and all Accessions to and substitutions and replacements for, any of the Collateral, and all offspring, rents, profits and products of each of the foregoing, and, to the extent related to any Collateral, all books, correspondence, credit files, records, invoices and other papers (including all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Obligor or any computer bureau or service company from time to time acting for such Obligor),

IT BEING UNDERSTOOD, HOWEVER, that in no event shall the security interest granted under this Section 3 attach to any lease, license, contract, property rights or agreement to which any Obligor is a party (or to any of its rights or interests thereunder) if the grant of such security interest would constitute or result in either (i) the abandonment, invalidation or unenforceability of any right, title or interest of any Obligor therein or (ii) in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, property rights or agreement (other than to the extent that any such term would be rendered ineffective by Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code as in effect in the relevant jurisdiction).

        Section 4.    Cash Proceeds of Collateral.

        4.01    Collateral Account.    (a) The Collateral Agent will cause to be established at a banking institution to be selected by the Collateral Agent or the Bank Credit Agreement Agent one or more cash collateral accounts (collectively, the "Collateral Account"), that

          (i)    to the extent of all Investment Property or Financial Assets (other than cash) credited thereto shall be a Securities Account in respect of which the Bank Credit Agreement Agent shall be the Entitlement Holder (or for which the Collateral Agent shall have "control" under the UCC), and

          (ii)   to the extent of any cash credited thereto shall be a Deposit Account in respect of which the Bank Credit Agreement Agent shall be the depositary bank's customer or for which the Collateral Agent shall have "control" under the UCC), and into which each Obligor agrees to deposit from time to time the cash proceeds of any of the Collateral (including proceeds of insurance thereon) required to be delivered to the Collateral Agent pursuant the Indenture or any of the Security Documents, and into which any Obligor may from time to time deposit any additional amounts that it wishes to provide as additional collateral security hereunder. The Collateral Account, and any money or other property from time to time therein, shall constitute part of the Collateral hereunder and shall not constitute payment of the Secured Obligations until applied as hereinafter provided.

        (b)   The Collateral Agent will cause to be established with the Bank Credit Agreement Agent (or an affiliate thereof) a cash collateral account (the "Tender Offer Collateral Account") that (i) to the extent of all Investment Property or Financial Assets (other than cash) credited thereto shall be a Securities Account in respect of which the Bank Credit Agreement Agent shall be the Entitlement Holder (or for which the Collateral Agent shall have "control" under the UCC), and (ii) to the extent of any cash credited thereto shall be a Deposit Account in respect of which the Bank Credit Agreement Agent shall be the depositary bank's customer (or for which the Collateral Agent shall have "control" under the UCC), and into which the Company will deposit an amount sufficient to fund the purchase of the Existing Convertible Notes in the Tender Offers (assuming all Existing Convertible Notes will be tendered in the Tender Offers), including the payment of accrued but unpaid interest thereon. The Tender Offer Collateral Account, and any money or other property from time to time therein, shall constitute part of the Collateral hereunder and shall not constitute payment of the Secured Obligations until applied as hereinafter provided. The Company shall be permitted to use the funds in the Tender Offer Collateral Account solely for the purposes specified in Section 1408 of the Indenture, but subject to the provisions of this Section 4. Following expiration of the May 15, 2010 put rights of the holders of the 3.0% Convertible Senior Notes due 2027, to the extent the holders thereof do not exercise their put rights pursuant to the terms of such notes, the related amounts shall be paid to the Company upon its instructions, and following expiration of the January 15, 2011 put rights of the holders of the 4.875% Senior Convertible Senior Notes due 2018, to the extent the holders thereof do not exercise their put rights pursuant to the terms of such notes, the related amounts and any remaining funds shall be paid to the Company upon its instruction, but in each case subject to the requirements of Section 1408 of the Indenture, whereupon the Tender Offer Collateral Account shall be closed.

        4.02    Investment of Balance in Collateral Accounts.    Amounts on deposit in the Collateral Accounts and the Tender Offer Collateral Account shall be invested from time to time in such Permitted Investments as the Company (or, after the occurrence and during the continuance of an Event of Default, the Collateral Agent) shall determine, which Permitted Investments shall if the relevant Collateral Account or the Tender Offer Collateral Account, as applicable, is a Securities Account be credited to such Collateral Account or the Tender Offer Collateral Account, as applicable, and otherwise shall be held in the name and be under the control of the Bank Credit Agreement Agent and may be credited to a Collateral Account or the Tender Offer Collateral Account, as applicable; provided that at any time after the occurrence and during the continuance of an Event of Default, the Collateral Agent may (and, if instructed by the Holders as provided in the Indenture, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such Permitted Investments and to apply or cause to be applied the proceeds thereof to the payment of the Secured Obligations in the manner specified in Section 5.09.

        4.03    Withdrawals.    The balance from time to time in the Collateral Account and the Tender Offer Collateral Account shall be subject to withdrawal only as provided in this Section 4.

        Section 5.    Further Assurances; Remedies.    In furtherance of the grant of the security interest pursuant to Section 3, the Obligors hereby jointly and severally agree with the Collateral Agent for the benefit of the Secured Parties as follows:

        5.01    Delivery and Other Perfection.    Each Obligor shall promptly from time to time give, execute, deliver, file, record, authorize or obtain all such financing statements, continuation statements, notices, instruments, documents, agreements or consents or other papers as may be necessary or desirable in the judgment of the Collateral Agent to create, preserve, perfect, maintain the perfection of or validate the security interest granted pursuant hereto or to enable the Collateral Agent to exercise and enforce its rights hereunder with respect to such security interest, and without limiting the foregoing, shall:

          (a)   if any of the Pledged Equity, Investment Property or Financial Assets constituting part of the Collateral are received by such Obligor, forthwith (i) deliver to the Collateral Agent the certificates or instruments representing or evidencing the same, duly endorsed in blank or accompanied by such instruments of assignment and transfer in such form and substance as the Collateral Agent may reasonably request, all of which thereafter shall be held by the Collateral Agent, pursuant to the terms of this Agreement, as part of the Collateral and (ii) take such other action as the Collateral Agent may reasonably deem necessary or appropriate to duly record or otherwise perfect the security interest created hereunder in such Collateral;

          (b)   promptly from time to time deliver to the Collateral Agent any and all Instruments constituting part of the Collateral, endorsed and/or accompanied by such instruments of assignment and transfer in such form and substance as the Collateral Agent may request; provided that (other than in the case of the Pledged Debt described in Annex 4) so long as no Event of Default shall have occurred and be continuing, such Obligor may retain for collection in the ordinary course any Instruments received by such Obligor in the ordinary course of business and the Collateral Agent shall, promptly upon request of such Obligor (through the Company), make appropriate arrangements for making any Instrument delivered by such Obligor available to such Obligor for purposes of presentation, collection or renewal (any such arrangement to be effected, to the extent requested by the Collateral Agent, against trust receipt or like document);

          (c)   promptly from time to time enter into such control agreements, each in form and substance reasonably acceptable to the Collateral Agent, as may be required to perfect the security interest created hereby in any and all Deposit Accounts, Investment Property, Electronic Chattel Paper and Letter-of-Credit Rights, and will promptly furnish to the Collateral Agent true copies thereof; provided that (i) subject to clause (ii) below, no Obligor shall be required to enter into a control agreement with respect to any Deposit Account so long as at any time the balance in any such Deposit Account does not exceed $250,000 and the aggregate balance in all Deposit Accounts for which control agreements are not in effect does not exceed $1,000,000, unless a control agreement for such Deposit Account is entered into pursuant to the terms of the Bank Credit Agreement, any other First Lien Obligations or Pari Passu Indebtedness and (ii) notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default, at the request of the Collateral Agent, the relevant Obligor shall enter into a control agreement for each of its Deposit Accounts for which no control agreement is then in effect within 10 Business Days following such request (or such other period to which the Collateral Agent may agree in its sole discretion);

          (d)   promptly from time to time upon the request of the Collateral Agent, execute and deliver such short-form security agreements as the Collateral Agent may reasonably deem necessary or desirable to protect the interests of the Collateral Agent in respect of that portion of the Collateral consisting of Intellectual Property;

          (e)   promptly upon request of the Collateral Agent, cause the Collateral Agent to be listed as the lienholder on any certificate of title or ownership covering any Motor Vehicle (other than Motor Vehicles constituting Inventory) and within 120 days of such request deliver evidence of the same to the Collateral Agent;

          (f)    keep full and accurate books and records relating to the Collateral, and stamp or otherwise mark such books and records in such manner as the Collateral Agent may reasonably require in order to reflect the security interests granted by this Agreement; and

          (g)   permit representatives of the Collateral Agent, upon reasonable notice, at any time during normal business hours to inspect and make abstracts from its books and records pertaining to the Collateral, and permit representatives of the Collateral Agent to be present at such Obligor's place of business to receive copies of communications and remittances relating to the Collateral, and forward copies of any notices or communications received by such Obligor with respect to the Collateral, all in such manner as the Collateral Agent may require.

        5.02    Other Financing Statements or Control.    Except as otherwise permitted under Section 1011 of the Indenture, no Obligor shall (a) file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to any of the Collateral in which the Collateral Agent is not named as the sole secured party for the benefit of the Secured Parties, or (b) cause or permit any Person other than the Collateral Agent to have "control" (as defined in Section 9-104, 9-105, 9-106 or 9-107 of the NYUCC) of any Deposit Account, Electronic Chattel Paper, Investment Property or Letter-of-Credit Right constituting part of the Collateral.

        5.03    Preservation of Rights.    The Collateral Agent shall not be required to take steps necessary to preserve any rights against prior parties to any of the Collateral.

        5.04    Special Provisions Relating to Certain Collateral.

        (a)    Pledged Equity.

          (i)    The Obligors will cause the Pledged Equity to constitute at all times 100% of the Capital Stock of each Company then outstanding owned by the Obligors.

          (ii)   So long as no Event of Default shall have occurred and be continuing, the Obligors shall have the right to exercise all voting, consensual and other powers of ownership pertaining to the Pledged Equity, provided that the Obligors jointly and severally agree that they will not vote the Pledged Equity in any manner that is inconsistent with the terms of the Indenture or the Security Documents or any such other instrument or agreement; and the Collateral Agent shall execute and deliver to the Obligors or cause to be executed and delivered to the Obligors all such proxies, powers of attorney, dividend and other orders, and all such instruments, without recourse, as the Obligors may reasonably request for the purpose of enabling the Obligors to exercise the rights and powers that they are entitled to exercise pursuant to this Section 5.04(a)(ii).

          (iii)  Unless and until an Event of Default shall have occurred and be continuing, the Obligors shall be entitled to receive and retain any dividends, distributions or proceeds on the Pledged Equity paid in cash out of earned surplus.

          (iv)  If an Event of Default shall have occurred and be continuing, whether or not the Secured Parties or any of them exercise any available right to declare any Secured Obligations due and payable or seek or pursue any other relief or remedy available to them under applicable law or under the Indenture, the Security Documents or any other agreement relating to such Secured

  Obligation, all dividends and other distributions on the Pledged Equity shall be paid directly to the Collateral Agent and retained by it in the Collateral Account as part of the Collateral, subject to the terms of this Agreement, and, if the Collateral Agent shall so request in writing, the Obligors jointly and severally agree to execute and deliver to the Collateral Agent appropriate additional dividend, distribution and other orders and documents to that end, provided that if such Event of Default is cured, any such dividend or distribution theretofore paid to the Collateral Agent shall, upon request of the Obligors (except to the extent theretofore applied to the Secured Obligations), be returned by the Collateral Agent to the Obligors.

        (b)    Intellectual Property.

          (i)    For the purpose of enabling the Collateral Agent to exercise rights and remedies under Section 5.05 at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Obligor hereby grants to the Collateral Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to such Obligor) to use, assign, license or sublicense any of the Intellectual Property now owned or hereafter acquired by such Obligor, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

          (ii)   Notwithstanding anything contained herein to the contrary, but subject to the provisions of Section 1012 of the Indenture that limit the rights of the Obligors to dispose of their property, so long as no Event of Default shall have occurred and be continuing, the Obligors will be permitted to exploit, use, enjoy, protect, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property in the ordinary course of the business of the Obligors. In furtherance of the foregoing, so long as no Event of Default shall have occurred and be continuing, the Collateral Agent shall from time to time, upon the request of the respective Obligor (through the Company), execute and deliver any instruments, certificates or other documents, in the form so requested, that such Obligor (through the Company) shall have certified are appropriate in its judgment to allow it to take any action permitted above (including relinquishment of the license provided pursuant to clause (i) immediately above as to any specific Intellectual Property). Further, upon the payment in full of all of the Secured Obligations or earlier expiration of this Agreement or release of the Collateral hereunder, the Collateral Agent shall grant back to the Obligors the license granted pursuant to clause (i) immediately above. The exercise of rights and remedies under Section 5.05 by the Collateral Agent shall not terminate the rights of the holders of any licenses or sublicenses theretofore granted by the Obligors in accordance with the first sentence of this clause (ii).

        (c)    Chattel Paper.    The Obligors will (i) deliver to the Collateral Agent each original of each item of Chattel Paper at any time constituting part of the Collateral, and (ii) cause each such original and each copy thereof to bear a conspicuous legend, in form and substance reasonably satisfactory to the Collateral Agent, indicating that such Chattel Paper is subject to the security interest granted hereby and that purchase of such Chattel Paper by a Person other than the Collateral Agent without the consent of the Collateral Agent would violate the rights of the Collateral Agent.

        (d)    FCC Licenses.    Except for the rights granted to the Secured Parties and the Collateral Agent on behalf of the Secured Parties pursuant to this Agreement (and the rights granted with respect to the Liens securing Credit Agreement Obligations, and any other First Lien Obligations and Pari Passu Secured Indebtedness permitted under Section 1011 of the Indenture), no Obligor shall grant or permit to exist or to continue (i) any lien or security interest in any FCC License held by any Person or entity, including the FCC or the Rural Utility Service of the U.S. Department of Agriculture or (ii) any lien or security interest held by any Person or entity in any rights appurtenant to any FCC License, including any security interest in (A) the right to receive any money, proceeds or other consideration derived from the sale, assignment, transfer, transfer of control or other disposition of any FCC License and (B) Proceeds derived from any FCC License. Each Obligor shall notify Collateral Agent immediately in writing if any Person or entity shall assert or claim any lien or security interest prohibited by this Section 5.04(d).

        5.05    Remedies.

        (a)    Rights and Remedies Generally upon Default.    If an Event of Default shall have occurred and is continuing, the Collateral Agent shall have, subject to Section 6.14, all of the rights and remedies with respect to the Collateral of a secured party under the UCC (whether or not the UCC is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including the right, to the fullest extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Collateral Agent were the sole and absolute owner thereof (and each Obligor agrees to take all such action as may be appropriate to give effect to such right); and without limiting the foregoing:

          (i)    the Collateral Agent in its discretion may, in its name or in the name of any Obligor or otherwise, demand, sue for, collect or receive any money or other property at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so;

          (ii)   the Collateral Agent may make any reasonable compromise or settlement deemed desirable with respect to any of the Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, any of the Collateral;

          (iii)  the Collateral Agent may require the Obligors to notify (and each Obligor hereby authorizes the Collateral Agent to so notify) each account debtor in respect of any Account, Chattel Paper or General Intangible, and each obligor on any Instrument, constituting part of the Collateral that such Collateral has been assigned to the Collateral Agent hereunder, and to instruct that any payments due or to become due in respect of such Collateral shall be made directly to the Collateral Agent or as it may direct (and if any such payments, or any other Proceeds of Collateral, are received by any Obligor they shall be held in trust by such Obligor for the benefit of the Collateral Agent and as promptly as possible remitted or delivered to the Collateral Agent for application as provided herein);

          (iv)  the Collateral Agent may require the Obligors to assemble the Collateral at such place or places, reasonably convenient to the Collateral Agent and the Obligors, as the Collateral Agent may direct;

          (v)   the Collateral Agent may apply the Collateral Account and any money or other property therein to payment of the Secured Obligations;

          (vi)  the Collateral Agent may require the Obligors, subject to Section 6.14, to cause the Pledged Equity to be transferred of record into the name of the Collateral Agent or its nominee (and the Collateral Agent agrees that if any of such Pledged Equity is transferred into its name or the name of its nominee, the Collateral Agent will thereafter promptly give to respective Obligor (through the Company) copies of any notices and communications received by it with respect to such Pledged Equity);

          (vii) the Collateral Agent may sell, lease, assign or otherwise dispose of all or any part of the Collateral, at such place or places as the Collateral Agent deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required by applicable statute and cannot be waived), and the Collateral Agent or any other Secured Party or anyone else may be the purchaser, lessee, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of the Obligors, any such demand, notice and right or equity being hereby expressly waived and released. In the event of any sale, assignment, or other disposition of any of the Trademark Collateral, the goodwill connected with and symbolized by the Trademark Collateral subject to such disposition shall be included. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned; and

          (viii)  the Collateral Agent may seek the appointment of a receiver or trustee as provided in Section 6.14(c).

The Proceeds of each collection, sale or other disposition under this Section 5.05, including by virtue of the exercise of any license granted to the Collateral Agent in Section 5.04(b), shall be applied in accordance with Section 5.09.

        (b)    Certain Securities Act Limitations.    The Obligors recognize that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. The Obligors acknowledge that any such private sales may be at prices and on terms less favorable to the Secured Parties than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agree that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit the issuer thereof to register it for public sale.

        (c)    Notice.    The Obligors agree that, to the extent the Collateral Agent is required by applicable law to give reasonable prior notice of any sale or other disposition of any Collateral, ten Business Days' notice shall be deemed to constitute reasonable prior notice.

        5.06    Deficiency.    If the proceeds of sale, collection or other realization of or upon the Collateral pursuant to Section 5.05 are insufficient to cover the costs and expenses of such realization and the payment in full of the Secured Obligations, the Company shall remain, and the Guarantors shall remain jointly and severally, liable for any deficiency.

        5.07    Locations; Names, Etc.    Without at least 30 days' prior written notice to the Collateral Agent, no Obligor shall (i) change its location (as defined in Section 9-307 of the UCC), (ii) change its name from the name shown as its current legal name on Annex 1, or (iii) agree to or authorize any modification of the terms of any item of Collateral that would result in a change thereof from one UCC category to another such category (such as from a General Intangible to Investment Property), if the effect thereof would be to result in a loss of perfection of, or diminution of priority for, the security interests created hereunder in such item of Collateral, or the loss of control (within the meaning of Section 9-104, 9-105, 9-106 or 9-107 of the UCC) over such item of Collateral.

        5.08    Private Sale.    The Secured Parties shall incur no liability as a result of the sale of the Collateral, or any part thereof, at any private sale pursuant to Section 5.05 conducted in a commercially reasonable manner. Each Obligor hereby waives any claims against the Secured Parties arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Collateral Agent accepts the first offer received and does not offer the Collateral to more than one offeree.

        5.09    Application of Proceeds.    Except as otherwise herein expressly provided and except as provided below in this Section 5.09, the proceeds of any collection, sale, foreclosure or other realization of all or any part of the Collateral pursuant hereto, and any other cash at the time held by the Collateral Agent under Section 4 or this Section 5, shall be applied by the Collateral Agent:

          First, to the payment of the costs and expenses of such collection, sale or other realization, including reasonable out-of-pocket costs and expenses of the Collateral Agent and the fees and expenses of its agents and counsel, and all expenses incurred and advances made by the Collateral Agent in connection therewith;

          Next, to the payment in full of the Secured Obligations, equally and ratably in accordance with the respective amounts thereof then due and owing or as the Secured Parties holding the same may otherwise agree; and

          Finally, to the payment to the respective Obligor, or its successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining.

        As used in this Section 5, "proceeds" of Collateral shall mean cash, securities and other property realized in respect of, and distributions in kind of, Collateral, including any thereof received under any reorganization, liquidation or adjustment of debt of the Obligors or any issuer of or obligor on any of the Collateral.

        5.10    Attorney-in-Fact.    Without limiting any rights or powers granted by this Agreement to the Collateral Agent while no Event of Default has occurred and is continuing, upon the occurrence and during the continuance of any Event of Default the Collateral Agent is hereby appointed the attorney-in-fact of each Obligor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest; provided that this Section 5.10 shall not authorize the Collateral Agent to execute or certify applications to the FCC in the name of any Obligor except to the extent permitted by the Communications Laws and shall not authorize the Collateral Agent to exercise operational, voting or other control over any facilities authorized under any FCC Licenses unless and until the FCC shall have granted such authority. Without limiting the generality of the foregoing, so long as the Collateral Agent shall be entitled under this Section 5 to make collections in respect of the Collateral, the Collateral Agent shall have the right and power to receive, endorse and collect all checks made payable to the order of any Obligor representing any dividend, payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

        5.11    Perfection and Recordation.    Each Obligor authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction Uniform Commercial Code financing statements describing the Collateral as "all assets" or "all personal property and fixtures" of such Obligor (provided that no such description shall be deemed to modify the description of Collateral set forth in Section 3).

        5.12    Termination.    This Agreement (and the pledges and security interests granted hereunder) shall terminate with respect to all Secured Obligations (other than contingent indemnification obligations which survive termination of the Indenture and the Security Documents pursuant to the stated terms thereof) when all the outstanding Secured Obligations have been indefeasibly paid in full. Upon such termination the Collateral Agent shall forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof, to or on the order of the respective Obligor and to be released and canceled all licenses and rights referred to in Section 5.04(b). The Collateral Agent shall also, at the expense of the Company, execute and deliver to the respective Obligor upon such termination such Uniform Commercial Code termination statements, termination documents regarding grants of security interests filed with the United States Patent & Trademark Office, certificates for terminating the Liens on the Motor Vehicles and such other documentation as shall be reasonably requested by the respective Obligor to effect the termination and release of the Liens on the Collateral as required by this Section 5.12.

        5.13    Further Assurances.    Each Obligor agrees that, from time to time upon the written request of the Collateral Agent, such Obligor will execute and deliver such further documents and do such other acts and things as the Collateral Agent may reasonably request in order fully to effect the purposes of this Agreement.

        Section 6.    Miscellaneous.

        6.01    Notices.    All notices, requests, consents and demands under this Agreement shall be in writing and telecopied or delivered to the intended recipient at its address for notices provided for pursuant to Section 106 of the Indenture and shall be deemed to have been given at the times specified therein. Any notice to be delivered to any Guarantor hereunder shall be delivered to the Company at its address pursuant to this Section 6.01 on behalf of such Guarantor.

        6.02    No Waiver.    No failure on the part of any Secured Party to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by any Secured Party of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.

        6.03    Amendments, Etc.    The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by each Obligor and the Collateral Agent (with the consent of the Holders as specified in Section 902 of the Indenture). Any such amendment or waiver shall be binding upon the Secured Parties and each Obligor.

        6.04    Expenses.    The Obligors jointly and severally agree to reimburse the Collateral Agent for all reasonable costs and expenses incurred by them (including the reasonable fees and expenses of legal counsel) in connection with (a) any Default and any enforcement or collection proceeding resulting therefrom, including all manner of participation in or other involvement with (i) performance by the Collateral Agent of any obligations of the Obligors hereunder that the Obligors have failed or refused to perform, including in respect of the Collateral and the Guarantees of the Obligors, (ii) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral and/or such Guarantees, and for the care of the Collateral and defending or asserting rights and claims of the Collateral Agent in respect thereof, by litigation or otherwise, including expenses of insurance, (iii) judicial or regulatory proceedings and (iv) workout, restructuring or other negotiations or proceedings (whether or not any thereof is consummated) and (b) the enforcement of this Section 6.04 and of such Guarantees, and all such costs and expenses shall be Secured Obligations entitled to the benefits of the collateral security provided pursuant to Section 3.

        6.06    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of each Obligor and the Secured Parties; provided that no Obligor shall assign or transfer its rights or obligations hereunder without the prior written consent of the Collateral Agent.

        6.07    Counterparts; Integration.    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the Indenture and the other Security Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

        6.08    Governing Law; Submission to Jurisdiction; Etc.

        (a)    Governing Law.    This Agreement shall be governed by and construed in accordance with the law of the State of New York.

        (b)    Submission to Jurisdiction.    Each Obligor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by Law, in such Federal court.

Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement shall affect any right that any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement against any Obligor or its properties in the courts of any jurisdiction.

        (c)    Waiver of Venue.    Each Obligor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section 6.08. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

        (d)    Service of Process.    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 6.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

        6.09    WAIVER OF JURY TRIAL.    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.09 AND (C) WARRANTS AND REPRESENTS THAT SUCH WAIVER HAS BEEN INTENTIONALLY, KNOWINGLY AND VOLUNTARILY MADE, FOLLOWING CONSULTATION WITH ITS LEGAL COUNSEL.

        6.10    Headings.    Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

        6.11    Agents and Attorneys-in-Fact.    The Collateral Agent may employ agents and attorneys-in-fact in connection herewith and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.

        6.12    Severability.    Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

        6.13    Additional Guarantors.    As contemplated by Section 1013 of the Indenture, (a) a Subsidiary of the Company which is formed or acquired by the Company after the date hereof or is not required to be an Obligor as of the date hereof may become a "Subsidiary Guarantor" under the Indenture and an "Obligor" under this Agreement or (b) a Subsidiary of the Holding Company designated as a Designated SBG Subsidiary after the date hereof may become a "Subsidiary Guarantor" under the Indenture and an "Obligor" under this Agreement, in each case by executing and delivering to the Collateral Agent a Joinder Agreement in the form of Exhibit A hereto (or such other instrument satisfactory to the Collateral Agent). Accordingly, upon the execution and delivery of any such Joinder Agreement or other instrument by any such entity, such entity shall automatically and immediately, and without any further action on the part of any Person, become an "Obligor" for all purposes of this Agreement, and each of the Annexes hereto shall be supplemented in the manner specified therein. In addition, upon the execution and delivery of any such Joinder Agreement or other instrument, such Subsidiary makes the representations and warranties set forth in Section 2.

        6.14    Certain Regulatory Requirements.

        (a)    Regulatory Consents and Approvals.    Any provision contained herein to the contrary notwithstanding, no action shall be taken hereunder by the Collateral Agent or any other Secured Party with respect to any item of Collateral unless and until all applicable requirements (if any) of the FCC under the Communications Act, as well as any other Federal, state or local laws, rules and regulations of other Governmental Authorities applicable to or having jurisdiction over any Obligor (or any entity under the control of such Obligor), have been satisfied with respect to such action and there have been obtained such Governmental Authorizations (if any) as may be required to be obtained from the FCC and any other Governmental Authority under the terms of any license or similar operating right held by such Obligor (or any entity under the control of such Obligor). It is the intention of the parties hereto that the Liens in favor of the Collateral Agent on the Collateral shall in all relevant aspects be subject to and governed by said statutes, rules and regulations and that nothing in this Agreement shall be construed to diminish the control exercised by the Obligors except in accordance with the provisions of such statutory requirements, rules and regulations. In determining whether the Communications Laws require prior consent of the FCC for the exercise of rights or remedies of the Collateral Agent under this Agreement, the Collateral Agent shall be deemed to have exercised reasonable care if it shall have proceeded upon the advice of communications counsel, whether or not such advice may ultimately be determined to have been erroneous. Each Obligor agrees that upon request from time to time by the Collateral Agent after the occurrence and during the continuance of an Event of Default, it will use its best efforts to obtain any Governmental Authorizations referred to in this Section 6.14.

        (b)    Collateral Conferring Voting Control Over FCC Licensees.    Notwithstanding anything to the contrary in this Agreement, (i) voting rights in any Collateral conferring direct or indirect control over the holder of any FCC Licenses shall remain vested in the Obligor granting a security interest in such Collateral upon and during the occurrence of an Event of Default unless and until any required prior approval of the FCC shall have been obtained; (ii) if any exercise of rights or remedies by the Collateral Agent in respect of Collateral requires the prior approval of the FCC, the Collateral Agent shall not exercise such rights or remedies unless and until such approval has been obtained; (iii) if the Collateral Agent exercises any remedies of foreclosure in respect of such Collateral following the occurrence of an Event of Default, there shall be either a private or public arm's-length sale of such Collateral; and (iv) prior to the exercise of any voting rights of the purchaser at such sale of such Collateral, the prior consent of the FCC pursuant to 47 U.S.C. Section 310(d), in each case only if required, shall be obtained; provided that until any required approval or consent of the FCC referred to in clause (i), (ii) or (iv) above shall have been obtained, each Obligor agrees, subject to compliance with the Communications Laws, that it shall not exercise voting rights in such Collateral or any other Collateral that confers control over the holder of any FCC License in a manner which would be detrimental to the interests of the Secured Parties.

        (c)    Receiver.    In furtherance of this Section 6.14, if an Event of Default shall have occurred and be continuing:

            (i)    Consent to Appointment of Receiver.    Each Obligor shall take any action which the Collateral Agent may request in order to transfer or assign any portion of the Collateral and any or all FCC Licenses to the Collateral Agent or to such one or more third parties as the Collateral Agent may designate, or to a combination of the foregoing to facilitate an arm's-length sale. To enforce the provisions of this Section 6.14, the Collateral Agent is empowered to request the appointment of a receiver (including any trustee or comparable court-authorized entity) from any court of competent jurisdiction to whom the Collateral or any portion thereof may be transferred. Such receiver shall be instructed to seek from the FCC consent to an involuntary transfer of control or assignment of the FCC Licenses to such receiver for the purposes of seeking a bona fide purchaser to whom control ultimately will be transferred. Each Obligor hereby agrees to authorize such transfers of control or assignments upon the request of the receiver so appointed, including the preparation, execution, and submission of any applications to obtain any required consent or approval of the FCC; and, if any Obligor shall refuse to grant such authorization or to cooperate fully in the filing of any such applications, such Obligor's approval and cooperation may be ordered or required by the court for the purpose of seeking a bona fide purchaser to which control of such Collateral, or any portion thereof, ultimately will be transferred.

            (ii)    Authority of Receiver.    The receiver shall have the power to dispose of the Collateral (including Collateral representing voting control over the holder of any FCC Licenses) and to assign or transfer the FCC Licenses in connection therewith in any manner lawful in the jurisdiction in which his appointment is confirmed and consistent with the Communications Laws, including the power to conduct a public or private sale; provided that the successful bidder at any such public or private arm's-length sale shall not acquire control of any Collateral that represents or confers the right or power to control, directly or indirectly, the holder of any FCC License, or otherwise acquire control of any FCC Licenses unless and until the FCC shall first have granted its consent to such acquisition (or such consent shall, for any other reason, no longer be required under the Communications Laws).

        (d)    Cooperation in Seeking Necessary FCC Approvals.    Each Obligor shall cooperate fully with the Collateral Agent in obtaining approval of the FCC, if required, for any actions or transactions contemplated by this Agreement and any related agreements, including the preparation, execution and filing with the FCC of the assignor's or transferor's portion of any application or applications necessary or appropriate under the Communications Laws to obtain the approval of the FCC to the transfer of control or assignment of any portion of the Collateral, together with the FCC Licenses. If any Obligor shall refuse to authorize or execute any such application or applications, such Obligor's approval may be ordered or required by any court of competent jurisdiction, and, if such Obligor shall fail to authorize or execute such applications promptly, such court may direct that such applications be executed or verified by the clerk of court for the purpose of submitting such application or applications to the FCC.

        (e)    Specific Performance.    Each Obligor hereby acknowledges that the assignment or transfer of FCC Licenses is integral to the Collateral Agent's realization of the value of the Collateral, that there is no adequate remedy at law for failure by Obligors to comply with the provisions of this Section 6.14, and that such failure would not be adequately compensable in damages, and therefore agrees that the agreements contained in this Section 6.14 may be specifically enforced.

        6.15    Intercreditor Agreement.    Notwithstanding anything to the contrary contained in this Agreement, (i) the Liens and security interests granted to the Collateral Agent pursuant to this Agreement are expressly subject and subordinate to the Liens and security interests granted in favor of the Senior Secured Parties (as defined in the Intercreditor Agreement), including Liens and security interests granted to JPMorgan Chase Bank, N.A., as administrative agent, pursuant to or in connection with the Fourth Amended and Restated Credit Agreement dated as of October 29, 2009 (as amended, restated, supplemented or other modified from time to time), among Sinclair Television Group, Inc. and its subsidiaries and affiliated entities party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and (ii) the exercise of any right or remedy by the Collateral Agent hereunder is subject to the limitations and provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern.

        Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, all rights and remedies of the Collateral Agent (and the Secured Parties) shall be subject to the terms of the Intercreditor Agreement, and, with respect to any Collateral, until the occurrence of the Discharge of Senior Obligations (as such term is defined in the Intercreditor Agreement), any obligation of the Company, the Holding Company and any Subsidiary Guarantor hereunder or under any other Security Document with respect to the delivery or control of any Collateral, the notation of any lien on any certificate of title, bill of lading or other document, the giving of any notice to any bailee or other Person, the provision of voting rights or the obtaining of any consent of any Person shall be deemed to be satisfied if the Company, the Holding Company or such Subsidiary Guarantor, as applicable, complies with the requirements of the similar provision of the applicable Senior Collateral Document (as such term is defined in the Intercreditor Agreement). Until the Discharge of Senior Obligations, the delivery of any Collateral to, or the control (as defined in the UCC) of any Collateral by, any Senior Representative (as such term is defined in the Intercreditor Agreement) pursuant to the Senior Collateral Documents shall satisfy any delivery or control requirement hereunder or under any other Security Document.

        IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed as of the day and year first above written.

COMPANY
SINCLAIR TELEVISION GROUP, INC.
By:	/s/ DAVID B. AMY
Name:	David B. Amy
Title:	Secretary

HOLDING COMPANY
SINCLAIR BROADCAST GROUP, INC.
By:	/s/ DAVID B. AMY
Name:	David B. Amy
Title:	Executive Vice President and Chief Financial Officer

SUBSIDIARY GUARANTORS

WCGV, INC.
SINCLAIR ACQUISITION IV, INC.
WLFL, INC.
SINCLAIR MEDIA I, INC.
WSMH, INC.
SINCLAIR MEDIA II, INC.
WSTR LICENSEE, INC.
WGME, INC.
SINCLAIR MEDIA III, INC.
WTTO, INC.
WTVZ, INC.
WYZZ, INC.
KOCB, INC.
WDKY, INC.
WYZZ LICENSEE, INC.
KLGT, INC.
SINCLAIR TELEVISION COMPANY II, INC.
WSYX LICENSEE, INC.
WGGB, INC.
WTWC, INC.
SINCLAIR COMMUNICATIONS II, INC.
SINCLAIR HOLDINGS I, INC.
SINCLAIR HOLDINGS II, INC.
SINCLAIR HOLDINGS III, INC.
SINCLAIR TELEVISION COMPANY, INC.
SINCLAIR TELEVISION OF BUFFALO, INC.
SINCLAIR TELEVISION OF CHARLESTON, INC.
SINCLAIR TELEVISION OF NASHVILLE, INC.
SINCLAIR TELEVISION OF NEVADA, INC.
SINCLAIR TELEVISION OF TENNESSEE, INC.
SINCLAIR TELEVISION LICENSE HOLDER, INC.
SINCLAIR TELEVISION OF DAYTON, INC.
SINCLAIR ACQUISITION VII, INC.
SINCLAIR ACQUISITION VIII, INC.
SINCLAIR ACQUISITION IX, INC.
SINCLAIR ACQUISITION X, INC.
MONTECITO BROADCASTING CORPORATION
CHANNEL 33, INC.
WNYO, INC.
NEW YORK TELEVISION, INC.
BIRMINGHAM (WABM-TV) LICENSEE, INC.
RALEIGH (WRDC-TV) LICENSEE, INC.
SAN ANTONIO (KRRT-TV) LICENSEE, INC.
WVTV LICENSEE, INC.
SINCLAIR PROPERTIES, LLC
SINCLAIR PROPERTIES II, LLC
KBSI LICENSEE L.P. WMMP LICENSEE L.P. WSYT LICENSEE L.P.

By: Sinclair Properties, LLC, General Partner
WEMT LICENSEE L.P. WKEF LICENSEE L.P.
By: Sinclair Properties II, LLC, General Partner
WGME LICENSEE, LLC
By: WGME, Inc., Member
WICD LICENSEE, LLC WICS LICENSEE, LLC KGAN LICENSEE, LLC KFXA LICENSEE, LLC
By: Sinclair Acquisition IV, Inc., Member
WSMH LICENSEE, LLC
By: WSMH, Inc., Member
WPGH LICENSEE, LLC KDNL LICENSEE, LLC WCWB LICENSEE, LLC
By: Sinclair Media I, Inc., Member
WTVZ LICENSEE, LLC
By: WTVZ, Inc., Member
KLGT LICENSEE, LLC
By: KLGT, Inc., Member
WCGV LICENSEE, LLC
By: WCGV, Inc., Member
KUPN LICENSEE, LLC WEAR LICENSEE, LLC WFGX LICENSEE, LLC
By: Sinclair Media II, Inc., Member
WLFL LICENSEE, LLC WRDC, LLC
By: WLFL, Inc., Member
WTTO LICENSEE, LLC
By: WTTO, Inc., Member
WTWC LICENSEE, LLC
By: WTWC, Inc., Member

WGGB LICENSEE, LLC
By: WGGB, Inc., Member
KOCB LICENSEE, LLC
By: KOCB, Inc., Member
WDKY LICENSEE, LLC KOKH, LLC
By: WDKY, Inc., Member
KOKH LICENSEE, LLC,
By: KOKH, LLC, Member of KOKH Licensee, LLC
By: WDKY, Inc., Member of KOKH, LLC
WUPN LICENSEE, LLC WUTV LICENSEE, LLC WXLV LICENSEE, LLC
By: Sinclair Television of Buffalo, Inc., Member
WUXP LICENSEE, LLC
By: Sinclair Television of Tennessee, Inc., Member
WCHS LICENSEE, LLC
By: Sinclair Media III, Inc., Member
SINCLAIR FINANCE, LLC
By: KLGT, Inc., Member
WZTV LICENSEE, LLC WVAH LICENSEE, LLC WNAB Licensee, LLC
By: Sinclair Television of Nashville, Inc., Member
WMSN LICENSEE, LLC WUHF LICENSEE, LLC
By: Sinclair Television Company, Inc., Member

WTAT LICENSEE, LLC WRLH LICENSEE, LLC
By: Sinclair Television of Charleston, Inc., Member
WRGT LICENSEE, LLC
By: Sinclair Television of Dayton, Inc., Member
SINCLAIR NEWSCENTRAL, LLC CHESAPEAKE TELEVISION LICENSEE, LLC KABB LICENSEE, LLC WLOS LICENSEE, LLC SAN ANTONIO TELEVISION, LLC
By: Sinclair Communications, LLC, Sole Member
By: Sinclair Television Group, Inc., Sole Member of Sinclair Communications, LLC
SINCLAIR PROGRAMMING COMPANY, LLC SINCLAIR COMMUNICATIONS, LLC
By: Sinclair Television Group, Inc., Member
KDSM, LLC
By: Sinclair Broadcast Group, Inc., Member
KDSM LICENSEE, LLC
By: KDSM, LLC, Sole Member of KDSM Licensee, LLC
By: Sinclair Broadcast Group, Inc., Sole Member of KDSM, LLC
WDKA LICENSEE, LLC WNYS LICENSEE, LLC
By: Sinclair Properties, LLC, Member

By:	/s/ DAVID B. AMY
David B. Amy, in his capacity as Executive Vice President, Secretary or Manager, as the case may be
U.S. BANK, NATIONAL ASSOCIATION, as Collateral Agent
By:	/s/ MELODY SCOTT
Name: Melody Scott Title: Trust Officer

QuickLinks

  Exhibit (d)(19)
  EXECUTION COPY
SECURITY AGREEMENT